SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Vertical Capital Income Fund

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Dear Financial Advisor:

The Vertical Capital Income Fund currently operates as an "interval fund," which means that the Fund makes a quarterly offer to repurchase up to 5% of its shares. This quarterly repurchase offer is currently the only way for shareholders to sell their shares. In order to provide additional liquidity for shareholders, the Fund’s Board is proposing that the Fund list its shares on the New York Stock Exchange ("NYSE"). Listing on the NYSE will require the approval of the NYSE and satisfaction of its listing standards, which we believe will be achieved.

Listing on the NYSE can only be accomplished if shareholders approve eliminating the Fund's fundamental policy of making quarterly repurchase offers for no less than 5% of the Fund's shares outstanding at net asset value (the "Proposal"). The Trustees of the Fund’s Board believe that NYSE listing will not only increase liquidity for shareholders, but would also allow the portfolio managers to fully invest Fund assets without reserving cash for repurchases, and could reduce operating expenses.

  If shareholders do not approve the Proposal, the Board will not list the Fund's shares on the NYSE or any other exchange. The Board will consider other options, including possible liquidation of the Fund.
  If shareholders approve the Proposal, shareholders will no longer be able to tender their shares to the Fund for repurchase at net asset value per share ("NAV"). Upon NYSE listing, which is expected to commence in late March 2019, shareholders will be able to sell their shares in the secondary market through the NYSE. However, the market price of shares may fall below NAV and there is no assurance that the market price would return NAV.

Shareholders will be asked to vote on the Proposal at a special shareholder meeting to take place on March 8, 2019, to be held at 80 Arkay Drive, Suite 110, Hauppauge, NY 11788, at 10:00 a.m., Eastern Time. While shareholders are welcome to attend the meeting in person, voting today by proxy will save the Fund the cost of future mailings and other communications to solicit shareholder votes. We encourage shareholders to read the attached proxy statement for more information.

This email is being sent to the financial advisor associated with respective shareholder accounts. Should you have any questions or would like to discuss the basis for the Fund recommendation you are welcome to call David Aisner or Frank Muller via our Vertical Capital Income Fund information line at 469-341-2300.

Sincerely,

Stanton P. Eigenbrodt

Secretary